Exhibit 13A4

June 29, 2023

U.S Securities and Exchange Commission

Division of Trading and Markets, Mail Stop 7010

100 F Street, NE

Washington DC 20549

(202) 551-6551

Re: Notice Pursuant to SEC Rule

To Whom it May Concern

We have read the statements made by EA Series Trust (the “Trust”) and are in agreement with the statements contained in the unaudited notes to the financial statements of the Trust as of May 31, 2023. We have no basis to disagree with the statements of the registrant contained therein regarding those items required to be reported.

Very truly yours,

Spicer Jeffries, LLP

Denver, Colorado